Exhibit 6.5

Sin City Bad Babies, Inc. / The Crown League, LLC

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is made as of March ___, 2019, by and between The Crown League, LLC, a Delaware limited liability company ("Secured Party") and Sin City Bad Babies, Inc., a Delaware corporation (“Debtor”).

1.           Obligations Secured. The security interest granted by this Agreement shall secure (i) the obligations of Debtor to Secured Party arising under the Share Acquisition Loan in the principal amount of $2,500,000.00 issued by Debtor to Secured Party on or about the date hereof (the “Note”); (ii) the obligations of Debtor to Secured Party pursuant to the Commitment for Future Advances entered into by and between Secured Party and Debtor on or about the date hereof (the “Commitment Agreement,” and sometimes together with the Note, the “Debt Instruments”) and (iii) any and all amendments, modifications, renewals and/or extensions of the Debt Instruments, including but not limited to, amendments, modifications, renewals or extensions which are evidenced by new or additional instruments, documents or agreements or which change the terms of any obligations secured hereby (all of the foregoing collectively referred to as the “Secured Debt").

2.           Grant of Security Interest. Debtor hereby grants to Secured Party a senior, first-in-priority and continuing security interest in all of Debtor’s currently existing or hereafter acquired assets, including, but not limited to, all of Debtor’s right, title and interest, of any kind, in and to, any and all (a) equipment, furnishings, fixtures, inventory, and other personal property, accounts, accounts receivable, cash, cash deposits, deposit accounts, chattel paper, instruments, acceptances, drafts, investment property, leases, licenses, royalty agreements, and other contracts or agreements, of any kind, to which Debtor is or becomes a party or beneficiary under, and all patents, trademarks, trade names, service marks, copyrights, logos, and other general intangibles, and all applications for, and registrations and recordings thereof, with any federal, state or foreign governmental agency, (b) 416,600 Class A Units Debtor holds in Secured Party and any additional Class A Units which may be issued or held by Debtor, and (c) all proceeds of any and all of the foregoing (collectively, the “Collateral”). This security interest in the Collateral shall attach to all Collateral without further act on the part of Secured Party or Debtor and shall be first-in-priority and senior to any other interest in the Collateral. Debtor hereby authorizes Secured Party to file financing statements and amendments thereto, relating to all or any part of the Collateral where desirable in Secured Party's judgment to perfect the security interest granted herein without the signature of Debtor (where permitted by law); provided, however, any such financing statements shall only cover the unpaid amounts due under the Debt Instruments, plus any fees, expenses or other amounts that may become due upon the default of the either of the Debt Instruments and the exercise by Secured Party of its remedies.

3.           Covenants of Debtor. Debtor hereby covenants and agrees as follows:

(a)          Debtor shall not, without the prior signed written consent of Secured Party, sell, assign, lease, encumber or otherwise dispose of the Collateral, or any part thereof or any interest therein;

(b)          Debtor shall not, without the prior signed written consent of Secured Party, declare or pay any dividends on its common stock;

(c)          Debtor shall not do, or permit or suffer to be done, anything that may impair the value of the Collateral or the security intended to be affected hereby and shall use its best efforts to preserve, protect and enhance the value of the Collateral; and

(d)          Debtor shall from time to time make, execute, acknowledge and deliver all such further documents, instruments and assurances as may be reasonably requested by Secured Party to perfect or preserve the security interest created here and to carry out the intent of this Agreement.

4.           Events of Default.

(a)          Upon the occurrence of an “Event of Default” under the Note, a “Lender Default” under the Commitment Agreement, or upon a default under this Agreement, Debtor shall transfer to Secured Party the number of shares of Debtor’s common stock equal to (a) 95,000 less (b) the number of shares of common stock issued by Debtor as of December 31, 2020 (the “Shares”), which shall not be deemed collateral under this Agreement.

(b)          To the extent Secured Party sells the Shares, it shall apply the net proceeds of such sale to the obligations due under the Debt Instruments. If Secured Party sells the Shares within 90 days following such transfer, and the net proceeds of such sale are not sufficient to satisfy all obligations due under the Debt Instruments, Secured Party may exercise all rights granted to secured parties under Article 9 of the Uniform Commercial Code (the “Code”) and under any other applicable law, and shall also have, at its option, the right, subject to the requirements of Article 9 of the Code, and any other applicable law: (i) to declare all outstanding principal and accrued interest under the Debt Instruments, or any other portion of the Secured Debt, immediately due and payable; (ii) to take immediate possession of the Collateral, or any portion thereof, including any writings evidencing the Collateral and for that purpose may enter upon each and all of the premises of Debtor wherever located and may pursue the same wherever the Collateral may be, and search for, take possession of, remove, keep and store the same until sold, or put a custodian or custodians in charge of same, and post in or upon the premises such notices as Secured Party may determine; (iii) dispose of the Collateral or any part thereof at public sale or private sale, conducted in the manner provided by law; and (iv) pursue any other remedy for the enforcement of the security interest.

(c)          The proceeds resulting from any disposition of the Collateral, shall be applied as follows: (i) first, to pay all costs, expenses and charges for pursuing, searching for, taking, removing, keeping, storing, advertising and selling such Collateral, including without limitation, reasonable attorneys' fees and costs, and of exercising any other rights or remedies under the Debt Instruments or this Agreement; (ii) second, to satisfy any accrued and unpaid interest due under the Note, (iii) third, to satisfy any outstanding principle due under the Note, (iv) forth, to satisfy Debtor’s obligation to make advances to Holder pursuant to the Commitment Agreement; and (v) fifth, to Debtor.

(b)          Notwithstanding anything to the contrary set forth herein, Secured Party shall be entitled to retain all of the proceeds from its sale of the Shares, whenever sold, even if the proceeds of such sale are in excess of the remaining amounts due under the Debt Instruments; provided, however, the proceeds of such sale shall be applied (1) first, to satisfy any accrued and unpaid interest due under the Note, (2) second, to satisfy any outstanding principle due under the Note, and (3) third, to satisfy Debtor’s obligation to make advances to Holder pursuant to the Commitment Agreement.

5.          Remedies Cumulative. The rights and remedies of Secured Party under this Agreement and the Debt Instruments, shall be cumulative. Secured Party shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Secured Party of one right or remedy shall be deemed an election, and no waiver by Secured Party of any default shall be deemed a continuing waiver. No delay by Secured Party shall constitute a waiver, election, or acquiescence by it.

6.          Successors and Assigns. This Agreement shall be binding upon successors and assigns of Debtor, and shall inure to the benefit of the successors and assigns of Secured Party.

7.          Severability. The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

8.          Notice. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by commercial overnight courier, or mailed by certified mail, postage prepaid, return receipt requested, or via electronic mail, to the respective addresses of Debtor and Secured Party set forth below:

If to Debtor:	Sin City Bad Babies, Inc.

Attn: President

450 Main Street Unit 1715

Park City, UT 84060

Email: ________________

If to Secured Party:	The Crown League, LLC

Attn: Manager

450 Main Street Unit 1715

Park City, UT 84060

Email: ________________

Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; and (c) if delivered by electronic mail, when sent. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this section. Notice of change of address shall be given by written notice in the manner detailed in this section. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

9.          Modification; Entire Agreement. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded thereby, except for representations, agreements, arrangements and understandings between or among the parties made pursuant to the Debt Instruments. This Agreement may be modified only by a writing signed by both parties.

10.         Governing Law; Venue; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law; and the courts of Park City, Utah, shall have sole and exclusive jurisdiction over any action or proceeding brought under or pursuant to this Agreement. Upon default, the breaching party agrees to pay to the non-breaching party reasonable attorneys' fees, plus all other reasonable expenses, incurred by the non-breaching party in exercising any of the non-breaching party’s rights and remedies under this Agreement.

11.         Waiver. Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

12.         Counterparts and Facsimile Signatures. The parties may execute this Agreement in two or more counterparts, which shall, in the aggregate, be deemed signed by all of the parties. Each counterpart shall be deemed an original instrument as against any party who signed it. A facsimile signature by any party shall be acceptable and shall result in this Agreement being valid and enforceable against such party.

Debtor and Secured Party have caused this Security Agreement to be duly signed and delivered as of the date first written above.

“Secured Party”	“Debtor”

THE CROWN LEAGUE, LLC	SIN CITY BAD BABIES, INC.

By:	By:
Dan Nissanoff, CEO of CrownThrown Inc., Managing Member of The Crown League, LLC	Steven Glassman, President

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